SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 2, 2007

Nu Horizons Electronics Corp.
(Exact name of registrant as specified in its charter)

DELAWARE	1-8798	11-2621097
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

70 Maxess Road, Melville, New York	11747
(Address of principal executive offices)	(Zip Code)

(631) 396-5000
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On October 2, 2007, the Audit Committee of the Board of Directors of Nu Horizons Electronics Corp. (the "Company"), together with management, concluded that the Company’s annual and quarterly financial statements for the fiscal years 2002 through 2007, as well as the first quarter of fiscal 2008 ended May 31, 2007 should no longer be relied upon and that a restatement of some or all of those financial statements will be required. The restatement is due to a material understatement of its provision for income taxes for prior periods and the related U.S. income tax obligations. The Audit Committee has informed the Company’s independent registered public accounting firm of its conclusion with respect to this matter.

The understatement primarily relates to the Company's foreign operations. The Company has not finally determined the impact on the Company’s provision for income taxes on its financial statements in any affected period. It appears, however, that the aggregate cumulative effect on the Company's earnings for the six-year period is approximately $5.0 million, including estimated interest and penalties. The Company also estimates that approximately $2.5 million in previously-deferred tax liabilities, interest and penalties will be accelerated to the current period, resulting in an aggregate tax obligation of approximately $7.5 million. The Company cannot predict when its tax liability will be finally determined.

The errors were discovered in connection with the development of the Company's current year tax provision and the preparation of analyses related to Financial Accounting Standards Board Interpretation No. 48 (FIN 48), "Accounting for Uncertainty in Income Tax - an Interpretation of FASB Statement No. 109". After being informed of these errors, the Audit Committee retained a third-party accounting firm to review the Company's tax provisions for prior years and late on October 2, 2007, the Audit Committee concluded that the errors discovered are material. Based on its preliminary investigation, the Company believes that the misstatements relate only to taxes and the calculation of minority interests in its foreign subsidiaries; however the Company cannot predict whether additional matters will be identified in connection with the ongoing inquiry of the Audit Committee and its advisors. The Company also believes that, as a result of these circumstances, it has one or more material weaknesses in its internal control over financial reporting.

On October 3, 2007, the Registrant issued a press release with respect to the matter described above, which is attached hereto as Exhibit 99 and incorporated herein by reference.

Item 8.01 Other Events.

In connection with the matters reported under Item 4.02 above, the Company announced that it is working with its lenders to seek waivers under its debt agreements due to its failure to comply with certain terms of those agreements as a result of these matters. The Company has no reason to believe such waivers will not be provided.

The Company also announced that it will delay the release of its second quarter results, as well as the filing of its quarterly report on Form 10-Q beyond the prescribed due date of October 10, 2007 and the subsequent extension to October 15, 2007 that is permitted under rules of the Securities and Exchange Commission.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description
99	Press release dated October 3, 2007

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Nu Horizons Electronics Corp. (Registrant)

Date: October 3, 2007	By:	/s/ Kurt Freudenberg
Name: Kurt Freudenberg
Title: Executive Vice President and Chief Financial Officer